Exhibit 10-2              Linda Caron, M.Sc., P.Eng.
                             Consulting Geologist
                                   Box 2493
                          Grand Forks, B.C. V0H 1H0
                 phone: (250) 442-5078   fax: (250) 442-0256
                         email:  L.Caron@telus.net

January 14, 2004

Mr. Roy Brown
New Pacific Ventures, Inc.
		via fax (604) 689-9733

Dear Mr. Brown,

New Pacific Ventures, Inc. has acquired the Riley claim near Lac La Hache in central B.C. This claim was formerly part of the Murphy Lake property, a property that I worked on briefly in 1999. My December 1999 report on the Murphy Lake property includes a budget for recommended Phase 1 and Phase 2 work programs on the Murphy Lake property. A portion of the proposed Phase 1 and Phase 2 programs was work recommended for the Riley claim.

As requested, I have broken down the budget to reflect only that portion pertaining to work on the Riley claim. The same unit costs (ie. cost per metre for drilling) are used as in my 1999 report. These may have changed slightly over the past 5 years. Note that there are no management or consulting fees included in the costs estimate. Depending on how your work program is to be structured, you may want to increase the budget to allow for those. A contingency of about 10% is added to the total.

    Phase I Budget    $ 160,000
      Linecutting         54 km @ $550/km                 $   29,700
      Geophysics          54 km mag/VLF @ $430/km             23,220
                           35 km IP @ $1400/km                49,000
                           recce MaxMin EM                     5,000

      Geology  (including bedrock mapping, Quaternary
         geology study, Prospecting and data
         compilation)                                         20,000

      Geochemistry (silt and till sampling
             collection + analysis)                           15,000
      Report                                                   5,000
                                                          __________
                                           Subtotal       $  146,920

                             10% contingency              $   13,080
                                                          __________
                             PHASE 1 TOTAL                $  160,000

    Phase 2 Budget:   $ 130,000
      Drilling             100 metres @ $80/au            $   80,000
      Geology (core logging)                                  15,000
      Geochemistry (core sampling and analysis)               15,000
      Report                                                   6,000
                                                          __________
                                           Subtotal       $  116,000

                             10% contingency              $   14,000
                                                          __________
                             PHASE 2 TOTAL                $  130,000

I trust this provides you with the information you need. My invoice for updating the budget is also attached.

Please don't hesitate to call if you have any questions regarding the above.


Yours truly,

/S/l. Caron
Linda Caron
Consulting Geologist